Exhibit 97.1
JetBlue Airways Corporation
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
JetBlue Airways Corporation (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.
1.Persons Subject to Policy
This Policy shall apply to current and former Covered Officers of the Company.
2. Compensation Subject to Recovery under Policy
Section 3(a) of this Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under     the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period. Section 3(b) of this Policy shall apply to Other Covered Compensation granted or paid after the Effective Date.
3. Recovery of Compensation
(a) In the event that the Company is required to prepare a Restatement, the Company shall recover from Executive Officers, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Executive Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.
(b) In addition to (and without limiting) the provisions of Section 3(a) above, if a Covered Event has occurred, the Committee shall have the discretion, but not the obligation, to recover from the applicable Covered Officer (to the extent permitted by applicable law), any performance stock or performance stock units that are granted pursuant to the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan, as amended, or any successor plan, and any shares that are delivered in settlement thereof (together, “Other Covered Compensation”), which were granted or paid to such Covered Officer during the three year period immediately preceding the occurrence of the Covered Event (subject to Section 2 above), in each case with such recovery to apply in the manner as may be determined by the Committee, which will consider the impracticability of such recovery when making its determination.
For clarity, the recovery of Erroneously Awarded Compensation or Other Covered Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
4. Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Other Covered Compensation and/or Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company (or an affiliate of the Company) of Other Covered Compensation, Erroneously Awarded Compensation and/or compensation from awards that vest based solely by reference to continued employment or service, reimbursement or repayment to the Company by any person subject to this Policy of the Other Covered Compensation and/or Erroneously Awarded

Exhibit 97.1
Compensation, and, to the extent permitted by law, an offset of the Other Covered Compensation and/or Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Other Covered Compensation and/or Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Other Covered Compensation and/or Erroneously Awarded Compensation already recovered by the Company from the recipient of such Other Covered Compensation and/or Erroneously Awarded Compensation may be credited to the amount of Other Covered Compensation and/or Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
5. Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6. Interpretation
Section 3(a) and the related applicable provisions of this Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent they are inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7. No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation or Other Covered Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any personal liability to any person as a result of actions taken under this Policy, and each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent available under applicable law and the Company’s governing documents with respect to any actions taken under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law and the Company’s governing documents.
8. Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not

Exhibit 97.1
be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
9. Entire Agreement; Severability
As of the Effective Date, this Policy supersedes in its entirety any prior executive compensation clawback policy adopted by the Company.
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10. Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association and Section 3(a) will be limited to the extent that any provision of the Applicable Rules is no longer in effect or applicable to the Company.
11. Definitions
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed, in each case as amended from time to time.
“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.
“Covered Event” means a Covered Officer’s (i) participation in a fraud or willful misconduct, including but not limited to in connection with work that causes or results in the Company being required to prepare a Restatement; (ii) willful breach of the Company’s policies; or (iii) embezzlement or misappropriation of funds or property of the Company or its subsidiaries or affiliates that, in the case of each of clauses (i), (ii) and (iii), materially adversely affects the business, financial condition, property or reputation of the Company or its subsidiaries or affiliates. For purposes of this paragraph, no act, or failure to act, on the Covered Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Covered Officer not in good faith and without reasonable belief that the Covered Officer’s action or omission was in the best interest of the Company. Any determination of the occurrence or non-occurrence of a Covered Event for purposes of the Policy shall be made by the Committee in its sole discretion.
“Covered Officers” means Executive Officers and Other Officers.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Executive Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Exhibit 97.1
“Executive Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D‑1(d) under the Exchange Act.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total stockholder return.
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after such person began service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“Other Officers” means each person who serves in the position of Vice President and above who is not an Executive Officer.
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.
4